Exhibit 2.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
M&M MEDIA, INC.
(a Delaware stock corporation)

M&M MEDIA, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

DOES HEREBY CERTIFY:

1.                  The name of the Corporation is M&M MEDIA, INC.

2.                  The Corporation was incorporated in Delaware pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 13, 2014, and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 18, 2014, a second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 5, 2015, a third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 2017 and a fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 25, 2021.

3.                  The Board of Directors has duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Corporation, as amended, to read in full as set forth on Exhibit A attached hereto, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

4.                  This Fifth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, M&M Media, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation on August 2, 2021.

/s/ Gary Mekikian
Gary Mekikian
Chief Executive Officer

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EXhiBIT A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
M&M MEDIA, INC.

FIRST: The name of this corporation is M&M MEDIA, INC. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 305,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and (ii) 136,851,126 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK

230,000,000 shares of the Common Stock shall be hereby designated “Class A Common Stock” and 75,000,000 shares of the Common Stock shall be hereby designated “Class B Common Stock”.

1.             General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.             Voting.

2.1.           Class A Common Stock. The holders of the Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate of Incorporation (this “Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.2.           Class B Common Stock. The Class B Common Stock shall be non-voting and the holders of Class B Common Stock shall not be entitled to vote on any matter requiring the affirmative vote or consent of stockholders of the Corporation, including, without limitation, the election of directors and for all other corporate purposes, whether contemplated by this Certificate or the General Corporation Law.

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B.	PREFERRED STOCK

40,326,704 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”. 60,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock”. 2,111,804 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-2 Preferred Stock”. 20,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-3 Preferred Stock”. The Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock are collectively referred to herein as the “Series A Preferred”. 7,700,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock”. 6,712,618 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-1 Preferred Stock”. The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to and imposed on the Preferred Stock are as set forth below. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.             Dividends.

1.1.           Accruing Dividends. From and after the date of the issuance of each share of Series A Preferred, dividends at the rate of five percent (5%) per annum of the Series A Original Issue Price shall accrue on such share of Series A Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and compound annually. Such Accruing Dividends shall be due and payable (a) when, as, and if declared by the Board of Directors of the Corporation (the “Board”) pursuant and subject to Section 1.2, (b) upon a Liquidation Event pursuant and subject to Section 2, (c) upon conversion of the Series A Preferred pursuant and subject to Section 4, or (d) upon redemption pursuant and subject to Section 6. The “Series A Original Issue Price” means $0.17792 per share for Series A Preferred Stock, $0.26667 per share for Series A-1 Preferred Stock, $0.09713 per share for Series A-2 Preferred Stock and $0.33334 per share for Series A-3 Preferred Stock, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, as the case may be.

1.2.           Non-Cumulative Dividends. From and after the date of issuance of each share of Series Seed Preferred Stock and Series Seed-1 Preferred Stock (collectively, the “Seed Preferred Stock”), dividends at the rate of five percent (5%) per annum of the Seed Original Issue Price (as defined below) shall accrue on such share of Seed Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the any series of Seed Preferred Stock) (the “Non cumulative Dividends”). The Non-Cumulative Dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. The “Seed Original Issue Price” means $0.09091 per share for Series Seed Preferred Stock and $0.09682 for Series Seed-1 Preferred Stock, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock or Series Seed-1 Preferred Stock, as the case may be.

1.3.           Preferred and Participating Dividend. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation, including without limitation the Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock), unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of the shares of Series A Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred and not previously paid, and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class A Common Stock and (2) the number of shares of Class A Common Stock issuable upon conversion of a share of Series A Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (B) in the case of a dividend on any class or series that is not convertible into Class A Common Stock, at a rate per share of Series A Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such quotient by an amount equal to the Original Issue Price applicable to such series of Series A Preferred.

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Except for Accruing Dividends on the Series A Preferred, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation, including without limitation the Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock), unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of the shares of Seed Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Seed Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class A Common Stock and (B) the number of shares of Class A Common Stock issuable upon conversion of a share of Series A Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Seed Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such quotient by an amount equal to the Seed Original Issue Price.

2.             Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1.           Payments to Holders of Series A Preferred. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”) or any Deemed Liquidation Event (as defined below) (either of a Liquidation or Deemed Liquidation Event, being a “Liquidation Event”), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders as follows:

2.1.1.      The holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series A Preferred by reason of their ownership thereof, an amount per share equal to the sum of (x) the Series A Original Issue Price, plus (y) any unpaid Accruing Dividends on shares of Series A Preferred. If, upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred the full amount to which they shall be entitled under this Section 2.1.1, the holders of shares of Series A Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares thereof held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2.      In the event of any such Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred under Section 2.1.1, the holders of shares of Seed Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share equal to the applicable Seed Original Issue Price plus any declared and unpaid dividends thereon. If, upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Seed Preferred Stock the full amount to which they shall be entitled under this Section 2.1.2, the holders of shares of Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares thereof held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.3.      In the event of any such Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred under Section 2.1.1, and payment of all preferential amounts required to be paid to the holders of shares of Seed Preferred Stock under Section 2.1.2, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted into Common Stock pursuant to the terms of this Certificate immediately prior to such Liquidation Event.

2.2.           The “Series A Liquidation Amount” shall mean the aggregate amount which a holder of a share of Series A Preferred is entitled to receive under Section 2.1. The “Seed Liquidation Amount” shall mean the aggregate amount which a holder of a share of Seed Preferred Stock is entitled to receive under Section 2.1.2.

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2.3.           Treatment of Liquidation Events.

2.3.1.      Definition of Deemed Liquidation Event. Each of the following events shall be considered, and mean, a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred (the “Required Series A Holders”) elect otherwise by written notice sent to the Corporation:

(a)               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, if all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, are held by such subsidiary or subsidiaries, whether, in any such case, voluntary or involuntary, and whether, in any such case, for cash, stock or other consideration, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation;

(b)               a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; or

(c)               a transaction or series of related transactions to which the Corporation is a party (including, without limitation, any acquisition of capital stock, reorganization, merger, or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) in which an entity or person, or a group of related persons or entities, acquires from one or more stockholders of the Corporation, capital stock or other equity securities representing at least a majority of the outstanding voting power of the Corporation (other than any transaction or series of related transactions by the Corporation principally for bona fide equity financing purposes in which cash proceeds are received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted to equity or a combination thereof);

provided, however, that, for purposes of clauses (b) and (c) above, a merger, reorganization or consolidation of the Corporation shall not be considered a Deemed Liquidation Event if (A) the Corporation is the survivor or continuing corporation of such merger, reorganization or consolidation, and (B) the Corporation’s stockholders as constituted immediately prior to such merger, reorganization or consolidation will, immediately after such merger or consolidation, hold at least a majority of the outstanding voting power of the capital stock of (x) the surviving or resulting entity or (y) if the surviving or resulting entity is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting entity.

2.3.2.      Effecting a Deemed Liquidation Event.

(a)               Allocation of Consideration in Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Transaction Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among, and paid to, the holders of capital stock of the Corporation in accordance with Section 2.1.

(b)               Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock, written notice of an impending Deemed Liquidation Agreement , not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein, provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock on an as-converted to Class A Common Stock basis.

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(c)               Distribution of Proceeds. In the event of a Deemed Liquidation Event in which proceeds from the applicable transaction are paid to the Corporation, and not directly to the holders of capital stock of the Corporation in accordance with Section 2.1, and, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred, and (ii) if the Required Series A Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for or as a result of such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by General Corporation Law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred to have been redeemed as soon as practicable after the Corporation has funds or assets available for distribution in compliance with General Corporation Law governing distributions to stockholders. The provisions of Sections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred pursuant to this Section (b). The Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by General Corporation Law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section (b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.4.           Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Liquidation Event, or redemption under Section 2.3.2(b), shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board; subject, however, to the following:

2.4.1.      If the applicable Transaction Agreement specifies the value of such securities (or a mechanism for determining such value), then such securities issued or distributed shall be valued as set forth in the Transaction Agreement; or

2.4.2.      If the applicable Transaction Agreement does not specify the value of such securities (or a mechanism for determining such value), then such securities issued or distributed shall be valued as follows:

(a)               with respect to such securities not subject to investment letter or other similar restrictions on free marketability covered by Section 2.4.2(b): (1) if such securities are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing of such Liquidation Event; and (2) if such securities are not traded on a securities exchange, the value shall be the fair market value thereof, as determined in good faith by the Board (subject to Section 2.4.3); and

(b)               The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clause (1) or (2) of Section 2.4.2(a) to reflect the approximate fair market value thereof, as determined in good faith by the Board (subject to Section 2.4.3).

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2.4.3.      Notwithstanding the foregoing, if the Required Series A Holders disagree as to the Board’s determination of fair market value of any non-cash consideration (including any securities), then the Required Series A Holders shall notify the Board within fifteen (15) days of such determination, and the Board shall within fifteen (15) days of receipt of such notification retain a nationally or regionally recognized, independent arms’ length appraisal firm jointly selected by (a) the Board and (b) the Required Series A Holders within such fifteen (15) day period. If the Required Series A Holders and the Board are unable to agree on such a firm within such fifteen (15) day period, then each such party will choose within the succeeding fifteen (15) day period a nationally or regionally recognized independent appraisal firm, and those two firms will jointly select within fifteen (15) days of being chosen another nationally or regionally recognized independent appraisal firm to perform the appraisal. Valuation of the consideration will be without regard to discounts for lack of marketability or minority position and will take into account the liquidation preferences and seniority of the Series A Preferred. The valuation of the consideration by a nationally or regionally recognized independent appraisal firm so chosen shall be final and binding upon the Corporation and all stockholders, absent manifest error.

2.5.          Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed in escrow and/or is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Transaction Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among, and paid to, the holders of capital stock of the Corporation in accordance with Section 2.1 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of such contingencies shall be allocated among, and paid to, the holders of capital stock of the Corporation in accordance with Section 2.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.5, consideration placed into escrow or retained as a comparable holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.             Voting.

3.1.           General.

3.1.1.      Preferred Stock. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

3.1.2.      Single Class. Except as provided by law or by the other provisions of this Certificate, holders of Preferred Stock shall vote together with the holders of Class A Common Stock on an as-converted basis as a single class.

3.2.           Election of Directors.

3.2.1.      Series A Director. For so long as any shares of Series A Preferred remain outstanding, the Required Series A Holders, voting exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

3.2.2.      Series Seed Director. For so long as at least 300,000 shares of Seed Preferred Stock remain outstanding, the holders of a majority of the Seed Preferred Stock, voting on an as-converted to Class A Common Stock basis and exclusively as a separate class, shall be entitled to elect one (1) director of the Corporation at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

3.2.3.      Other Directors. The holders of Class A Common Stock voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Class A Common Stock and Preferred Stock, voting together as a single class on an as-if converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

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3.3.           Removal of Directors. Any director elected as provided in the preceding Section 3.2 may be removed with or without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock (or classes of capital stock, as the case may be) entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of the applicable series of Preferred Stock and/or Class A Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, or together as a class (as applicable, pursuant to Section 3.2), then any directorship not so filled shall remain vacant until such time as the holders of such series of Preferred Stock and/or Class A Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting pursuant to Section 3.2. No such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship as set forth above in Section 3.2, voting exclusively and as a separate class or together as a class (as applicable, pursuant to Section 3.2). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series pursuant to this Section 3.2 or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2.

3.4.           Protective Provisions.

3.4.1.      Preferred Stock Protective Provisions. At any time when any shares of Series A Preferred or at least 300,000 shares of Seed Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate, as amended) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, given by consent or waiver in writing, or by a vote at a meeting of stockholders, consenting or voting (as the case may be) voting as a single class on an as-converted to Class A Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)               liquidate, dissolve or wind-up the affairs of the Corporation, or effect any merger or consolidation or any other Deemed Liquidation Event;

(b)               amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation;

(c)               whether by amendment to this Certificate, by merger, consolidation or otherwise, create, or authorize the creation of, or designate, or authorize the designation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or increase or decrease the authorized number of shares of any additional class or series of capital stock;

(d)               purchase or redeem, or permit any subsidiary to purchase or redeem, or pay or declare any dividend or make any distribution on, (A) any shares of capital stock of the Corporation, whether now authorized or not, or (B) any rights, options, warrants or rights to purchase capital stock, or securities of any type whatsoever that are, or may become, convertible into, capital stock of the Corporation (collectively with capital stock, “Equity Securities”), other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, or (ii) redemption of shares of capital stock, equity or other Equity Securities held by Connecticut Innovations, Incorporated (together with its affiliates, “CII”) or any other applicable party after CII’s or such other party’s exercise of its put rights set forth in that certain Connecticut Presence Agreement between the Corporation and CII dated as of the Series A Original Issue Date and as may be amended, as amended and in effect;

(e)               without the approval of the Board (which approval must include the affirmative vote or written consent of the Series A Director then serving on the Board), create or issue, or permit any subsidiary of the Corporation to create or issue, any debt securities, incur any indebtedness for borrowed money (including liabilities that are treated as indebtedness under generally accepted accounting principles) or grant any guaranty relating to debt securities or indebtedness of any other person that (i) are convertible or exchangeable into any Equity Security of the Corporation, (ii) are issued in conjunction with warrants or options to acquire any Equity Security of the Corporation, or (iii) are in excess of $100,000 (other than equipment leases or bank lines of credit);

(f)                establish any subsidiary other than a wholly-owned subsidiary of the Corporation, or own any stock or other securities of any other corporation, partnership, or other entity unless it is wholly owned by the Corporation, or sell, transfer, or otherwise dispose of any stock or other securities, or assets, of any subsidiary; and/or

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(g)               increase or decrease the authorized size of the Board.

4.             Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1.           Right to Convert.

4.1.1.      Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price of such share by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” shall initially be equal to (i) the Series A Original Issue Price for Series A Preferred and (ii) the applicable Seed Original Issue Price for the Seed Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

4.1.2.      Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series A Preferred pursuant to Section 6, the Conversion Rights of the shares of Series A Preferred designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares that have not been so redeemed shall continue until such price is paid in full. In the event of a Liquidation Event, the Conversion Rights for such shares shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred.

4.2.           Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion of any Preferred Stock shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

4.3.           Mechanics of Conversion.

4.3.1.      Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that (a) such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates, and (b) if applicable, any event on which any such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such notice and certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time: (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock; (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion; and (iii) pay (x) Accruing Dividends, which have accrued, but have not been previously paid, on the shares of Series A Preferred converted and (y) any other declared but unpaid dividends on the shares of Preferred Stock. Notwithstanding the foregoing, in lieu of paying in cash any Accruing Dividends or other dividends required to be paid pursuant to Section 4 on any shares of Preferred Stock being converted, the holder of any such shares of Preferred Stock may elect to convert such Accruing Dividends or other dividends into shares of Class A Common Stock, with the number of such shares of Class A Common Stock determined based on the fair market value of such Class A Common Stock determined by a nationally or regionally recognized appraisal firm selected by the Board.

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4.3.2.      Reservation of Shares. The Corporation shall at all times when any shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of such outstanding Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if, at any time, the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient to effect such conversion, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be reasonably necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

4.3.3.      Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive (i) shares of Class A Common Stock in exchange therefor, (ii) payment in cash in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and (iii) payment of any (x) Accruing Dividends, which have accrued, but have not been previously paid, on the shares of Series A Preferred converted and (y) any other declared but unpaid dividends on the shares of Preferred Stock. Notwithstanding the foregoing, in lieu of paying in cash any Accruing Dividends or other dividends required to be paid pursuant to Section 4 on any shares of Preferred Stock being converted, the holder of any such shares of Preferred Stock may elect to convert any such Accruing Dividends or other dividends into shares of Class A Common Stock, with the number of such shares of Class A Common Stock determined based on the fair market value of such Class A Common Stock determined by a nationally or regionally recognized appraisal firm selected by the Board. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred accordingly.

4.3.4.      No Further Adjustment. Upon any such conversion of Preferred Stock, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

4.3.5.      Taxes. The Corporation shall pay any and all issue and other similar taxes (for the sake of clarity, excluding any income or ad valorem taxes) that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

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4.4.           Adjustments to Conversion Price for Diluting Issues.

4.4.1.      Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

“Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4.4.3, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Common Stock, and (2) shares of Common Stock deemed issued pursuant to Section 4.4.3 under any of the following Options and Convertible Securities (securities described in clauses (1) and (2) collectively referred to as “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)	shares of Class A Common Stock issued upon conversion of Preferred Stock pursuant to the terms of this Certificate;

(iii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 4.5, 4.6, 4.7 or 4.8;

(iv)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to (x) stock purchase or stock option plans or other arrangements that are approved by the Board (which approval, following the date hereof, must include the affirmative vote or written consent of the Series A Director then serving on the Board) or (y) any agreement between the Corporation any such employee, director, consultant or advisor, which is approved by the Board (which approval, following the date hereof, must include the affirmative vote or written consent of the Series A Director then serving on the Board);

(v)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities. provided, in each case, that (A) such issuance is pursuant to the terms of such Option or Convertible Security and (B) either (x) the Option or Convertible Security, under which the shares of Common Stock are issued, was (1) issued and outstanding as of the Series A Original Issue Date or (2) at the time of issuance thereof, an Exempted Security pursuant to the other clauses of this definition or (y) the issuance of such Option or Convertible Security, under which the shares of Common Stock are issued, was approved by the Board (which approval must include the affirmative vote or written consent of the Series A Director then serving on the Board);

(vi)	shares of Common Stock issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock are converted into Common Stock;

(vii)	shares of Common Stock, Options or Convertible Securities issued pursuant to strategic partnerships, joint ventures or other similar strategic partnerships, or pursuant to the acquisition of another corporation or entity by the Corporation by merger, purchase of assets or other reorganization, provided that such transaction is approved by the Board (which approval must include the affirmative vote or written consent of the Series A Director then serving on the Board); and/or

(viii)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including the affirmative consent or approval of the Series A Director then serving on the Board.

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“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Series A Original Issue Date” means the date on which the first share of Series A Preferred was issued by the Corporation to the first holder of such shares, notwithstanding any subsequent transfer of such shares.

4.4.2.      No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Required Series A Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Conversion Price for the Seed Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the outstanding Seed Preferred Stock on an as-converted to Class A Common Stock basis agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3.      Deemed Issue of Additional Shares of Common Stock.

(a)               Issuance of Additional Shares. Options or Convertible Securities. If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)               Adjustments to Conversion Price. If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4.4.3(b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

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(c)               Revisions to Options or Convertible Securities Which Impact Series A Conversion Price. If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price for such series then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)               Adjustment upon Unexercised Options or Unconverted Convertible Security. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4.4.4, the Conversion Price of such series shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)               Further Adjustments to Series A Conversion Price. If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 4.4.3(b) and (c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4.      Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be automatically reduced (without any pay to play requirement), concurrently with such issue to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * ((A+ B) ÷ (A+C))

.

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock.

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock.

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue).

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“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 ( determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1).

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5.      Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)               Cash and Property. Such consideration shall: (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property other than cash, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)               Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(1)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(2)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6.      Multiple Closing Dates. In the event that the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to any Conversion Price pursuant to the terms of Section 4.4.4, and such issuance dates occur within a period of no more than one hundred twenty (120) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5.          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Class A Common Stock without a comparable subdivision of any series of Preferred Stock, the Conversion Price for such series in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Class A Common Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

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4.6.           Adjustment for Certain Dividends and Distributions. In the event that the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then, and in each such event, the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment in the Conversion Price shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7.           Adjustments for Other Dividends and Distributions. In the event that the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then, and in each such event, the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8.           Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not any Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock which is not so converted or exchanged shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock issuable upon conversion of one share of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the such Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price for such Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Stock. For the avoidance of doubt, nothing in this Section 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

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4.9.           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of such Preferred Stock then in effect, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.

4.10.        Notice of Record Date. In the event:

(a)               that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)               of any capital reorganization of the Corporation, any reclassification or consolidation of the Common Stock of the Corporation; or

(c)               of any Liquidation Event;

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, or other Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, or other Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) business days prior to the record date or effective date for the event specified in such notice; provided, however, that such period may be shortened or waived upon the written consent of (i) the Required Series A Holders for holders of the Series A Preferred and (ii) the holders of a majority of the then outstanding Seed Preferred Stock, voting on an as- converted to Class A Common Stock basis and as a separate class, for the holders of the Seed Preferred Stock.

5.             Mandatory Conversion.

5.1.          Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20,000,000 of gross proceeds to the Corporation, and with a price per share to the public of at least $0.53375 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) (a “Qualified Public Offering”), or (b) the date and time, or the occurrence of an event, specified by the affirmative vote or written consent of the Required Series A Holders and the holders of a majority of the then outstanding shares of Preferred Stock on an as converted to Class A Common Stock basis, each voting as a separate class (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate set forth in and pursuant to Section 4 and (ii) such shares may not be reissued by the Corporation.

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5.2.          Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for any Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any (x) Accruing Dividends, which have accrued, but have not been previously paid, on the shares of Series A Preferred converted and (y) any other declared but unpaid dividends on the shares of Preferred Stock, and which the Corporation shall not have elected to convert into Class A Common Stock. Notwithstanding the foregoing, in lieu of paying in cash any Accruing Dividends or other dividends required to be paid pursuant to Section 5 on any shares of Preferred Stock being converted, the holder of any such shares of Preferred Stock may elect to convert such Accruing Dividends or other dividends into shares of Class A Common Stock with the number of such shares of Class A Common Stock determined: (a) in the case of a mandatory conversion pursuant to clause (a) of Section 5.1, based on the initial price per share to the public of the Common Stock issued in the Qualified Public Offering; and (b) in the case of a mandatory conversion pursuant to clause (b) of Section 5.1, based on the fair market value of such Common Stock determined by a nationally or regionally recognized appraisal firm selected by the Board. Preferred Stock converted pursuant to this Section 5 shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.             Redemption of Series A Preferred.

6.1.           Optional Redemption.

6.1.1.       Time for Redemption of Series A Preferred. Unless prohibited by General Corporation Law provisions governing distributions to stockholders, all, or any portion, of the shares of Series A Preferred shall be redeemed by the Corporation at a price equal to the greater of (A) the sum of (x) one hundred percent (100%) of the Series A Original Issue Price per share for each series of Series A Preferred plus (y) any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (B) the Fair Market Value (defined and determined in the manner set forth in Section 6.5) of a single share of Series A Preferred as of the date of the Corporation’s receipt of the Redemption Request (the greater of (A) or (B) being the “Redemption Price”). The applicable Redemption Price shall be paid in three (3) equal annual installments commencing not more than ninety (90) days after receipt by the Corporation on or any time after the seventh (7th) year anniversary of the Series A Original Issue Date, from the Required Series A Holders, of written notice requesting redemption of all, or any portion, of shares of Series A Preferred (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such installment of the Redemption Price, and to no other corporate purpose, except to the extent prohibited by General Corporation Law governing distributions to stockholders. The date of each such installment shall be referred to as a “Redemption Date”. This right of redemption of the holders of Series A Preferred shall be cumulative such that, if the Required Series A Holders choose not to make any such redemption of all shares of Series A Preferred as and when such right becomes exercisable, then such redemption may, at any time thereafter be subsequently exercised for all, or any portion, of outstanding shares of Series A Preferred.

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6.1.2.      Redemption Mechanics. On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred to be redeemed from each holder, that number of outstanding shares of Series A Preferred determined by dividing (i) the total number of shares of Series A Preferred to be redeemed that are outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the redemption by the Corporation of all shares of Series A Preferred to be redeemed on such Redemption Date would be prohibited by the General Corporation Law governing distributions to stockholders, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of Series A Preferred to the extent such redemption would not be prohibited by the General Corporation Law governing distributions to stockholders, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the redemption of all such shares would not be prohibited by the General Corporation Law governing distributions to stockholders, and shall redeem the remaining shares of Series A Preferred to have been redeemed as soon as practicable after the Corporation would not be prohibited from making such redemption under the General Corporation Law governing distributions to stockholders.

6.2.          Redemption Notice. The Corporation shall send written notice of the redemption specified in any Redemption Request (the “Redemption Notice”) to each holder of record of Series A Preferred not less than thirty (30) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)	the number of shares of Series A Preferred held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)	the Redemption Date and the Redemption Price;

(iii)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and

(iv)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred to be redeemed.

6.3.          Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares of Series A Preferred represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred shall promptly be issued to such holder.

6.4.          Rights Subsequent to Redemption. If a Redemption Notice shall have been duly given, and if, on the applicable Redemption Date, the Redemption Price payable upon redemption of the shares of Series A Preferred to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then, notwithstanding that the certificates evidencing any of the shares of Series A Preferred so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after such Redemption Date terminate, except only the right of the holders to receive the Redemption Price, without interest upon surrender of their certificate or certificates therefor.

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6.5.          Fair Market Value. As used in this Section 6, the “Fair Market Value” of the Series A Preferred shall be determined in good faith by at least a majority of the disinterested members of the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Corporation in private transactions negotiated at arm’s length; revenues and operating earnings of the Corporation for the most recent twelve-month period; projected revenues and operating earnings of the Corporation for the next twelve-month period; the positive cash flow of the Corporation, discounted to present value; the nature and timing of any product releases, product orders and product shipments; generation of significant orders, cash flow from operations, consummation of relationships with strategic partners; the book value of the Corporation’s assets as recorded on the most recently prepared balance sheet of the Corporation; then prevailing general market conditions for companies operating within the same industry as the Corporation; appropriate consideration of the senior rights, preferences and privileges of all series of Preferred Stock outstanding; and other pertinent factors determined by the Board. If the Required Series A Holders disagree as to the Fair Market Value, the Board shall retain a nationally or regionally recognized, arms’ length appraisal firm jointly selected by at least a majority of (a) the disinterested members of the Board and (b) the Required Series A Holders. If the majority of the Required Series A Holders and the majority of the disinterested members of the Board are unable to agree on such a firm, then each party will choose a nationally or regionally recognized appraisal firm, and those two firms will jointly select another nationally or regionally recognized appraisal firm to perform the appraisal. Valuation of the shares to be redeemed will be with regard to discounts for lack of marketability or minority position and will take into account the liquidation preferences and seniority of the Series A Preferred.

6.6.          Failure to Pay. In addition to rights under any other agreement (including without limitation that certain Voting Agreement among the Corporation and certain of its stockholders dated on or around the Series A Original Issue Date, as amended and in effect), and rights and remedies at law and in equity, in the event that the Corporation fails to pay the applicable Redemption Price on any applicable Redemption Date for whatever reason (including as a result of compliance with applicable Delaware law governing distributions to stockholders) or otherwise fails to redeem any Preferred Stock as required hereunder (i) the Series A Director will receive two additional votes per members so long as the total Redemption Price remains outstanding; (ii) the Required Series A Holders may deliver to the Corporation written notice that an acceleration event has occurred (the “Acceleration Event Notice”); and upon the Corporation’s receipt of such Acceleration Event Notice, all remaining Redemption Dates (together with the corresponding installments of the Redemption Price) shall be deemed to be accelerated and the full, aggregate outstanding Redemption Price payable at all remaining Redemption Dates shall be immediately due and payable to the applicable holders of the Series A Preferred to be redeemed; (iii) any portion of the accelerated Redemption Price not paid upon the applicable Redemption Date shall accrue interest at a rate of nine percent (9%) per annum; (iv) the Required Series A Holders shall have the right to cause the Corporation to solicit, or to solicit on behalf of the Corporation, an offer of a sale of the Corporation, whether by means of a merger, sale of all or substantially all of its assets or another transaction or series of related transactions, pursuant to which 50% or more of the Corporation’s aggregate outstanding Common Stock and Preferred Stock (on an as-converted, fully-diluted basis) is to be transferred or extinguished, and to accept an offer on behalf of this Corporation; and (v) the Required Series A Holders shall have all such other rights and remedies available at law or in equity.

7.             Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred following redemption.

8.             Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred set forth herein may be waived, altered, amended or terminated on behalf of all holders of Series A Preferred by, and only by, the affirmative written consent or vote of the Required Series A Holders.

9.             Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred shall be mailed, postage prepaid, or delivered by nationally recognized overnight courier, to the address last shown on the records of the Corporation, sent by facsimile transmission, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or transmission.

FIFTH: Subject to any additional vote required by this Certificate or the Corporation’s Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

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SIXTH: Subject to any additional vote required by this Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If at least a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:

1.             Elimination of Personal Liability. The Corporation eliminates the personal liability of each member of its Board to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law, provided that the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which such director derived an improper personal benefit.

2.             Right to Indemnification

.

2.1.           Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 2.3 below, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2.2.           Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

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2.3.           Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

2.4.           Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

2.5.           Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

2.6.           Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

2.7.           Primacy of Indemnification. The Corporation hereby acknowledges that an Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by the fund/institution/entity with which an Indemnified Person is associated and/or other sources (collectively, the “Other Indemnitors”). The Corporation hereby agrees that to the extent that it is required to provide indemnification to an Indemnified Person it is the indemnitor of first resort (i.e., its obligations to Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person are secondary), and that the Corporation will not assert that any Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Corporation must perform its expense advancement and reimbursement, and indemnification obligations, hereunder. No advancement or payment by the Other Indemnitors on behalf of any Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Corporation shall affect the foregoing. The Other Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery which any Indemnified Person would have had against the Corporation if the Other Indemnitors had not advanced or paid any amount to or on behalf of such Indemnified Person. If for any reason a court of competent jurisdiction determines that the Other Indemnitors are not entitled to the subrogation rights described in the preceding sentence, the Other Indemnitors shall have a right of contribution by the Corporation to the Other Indemnitors with respect to any advance or payment by the Other Indemnitors to or on behalf of an Indemnified Person. Each Indemnified Person and the Corporation hereby acknowledge and agree that each Other Indemnitor shall be a third-party beneficiary of the indemnity provided to each such Indemnified Person under this Article Tenth.

3.             Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

4.             Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

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5.             Subsequent Legislation. If the General Corporation Law is amended after adoption of this Article Tenth to expand further the indemnification permitted to Indemnified Persons, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law, as so amended.

6.             Savings Clause. If this Article Tenth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnified Person as to any reasonable expenses (including attorneys’ fees), and any judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article Tenth that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.             Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article Tenth with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

8.             Partial Indemnification. If an Indemnified Person is entitled under any provision of this Article Tenth to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him/her or on his/her behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnified Person for the portion of such reasonable expenses (including attorneys’ fees), judgments, fines or amounts paid m settlement to which the Indemnified Person is entitled.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation or stockholder of the Corporation or any partner, member, director, stockholder, employee or agent of any such stockholder.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (d) any action asserting a claim governed by the internal affairs doctrine.

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